Exhibit 99.1

ViCapsys Life Sciences Appoints Federico Pier as Chief Executive Officer

Brings significant financial and managerial experience to guide next phase of development

Suwanee, Georgia. — April 12, 2022 — ViCapsys Life Sciences, Inc., (OTC: VICP) (“ViCapsys” or the “Company”) announced the appointment of Federico Pier as Chief Executive Officer of ViCapsys, effective February 15, 2022. Mr. Pier had been serving as interim Chief Executive Officer since August 2020. Mr. Pier continues to serve as Executive Chairman of the Board, as well.

“Over the last two years as our interim CEO, Federico has done an exceptional job of laying the necessary foundation for ViCapsys to further its mission of achieving positive therapeutic outcomes for various indications with our proprietary technology,” stated Michael Yurkowsky, Director of ViCapsys. “Federico’s business acumen, combined with his significant experience in working with life sciences companies, makes him the ideal candidate for the CEO position.”

“This is a pivotal time for ViCapsys, and I am honored to lead the Company through our continued expansion into additional therapeutics beyond Type 1 diabetes,” stated Mr. Pier. “I look forward to sharing the next phase of our corporate development, as well as advancements for these critical indications.”

Mr. Pier has more than 25 years of experience in reverse mergers, structured finance, convertible debt, and equity. This includes his current role as the Managing Director of YPH, LLC, a multifamily office investing in life sciences, energy, and technology. It also includes prior roles as Senior Director at Oppenheimer & Co. and as Managing Director at Bear Stearns. He holds a Bachelors’ degree from the University of North Texas and an MBA from the Graduate School of Management at the University of Dallas.

About ViCapsys Life Sciences

ViCapsys Life Sciences, Inc. focuses on the development and commercialization of VICAPSYN, a proprietary product. The company’s product is applied to transplantation therapies and related stem-cell applications in the transplantation field. It also develops VYBRIN, a product based on CXCL12 for prevention of post-surgical adhesions in abdominal surgery, coating of implantable medical devices and other implants to eliminate fibrosis, and wound healing with a focus on diabetic ulcers. For more information, please visit https://vicapsys.com/.

Investor Contact

Alpha IR Group

Jackie Marcus or Chris Hodges

VICP@alpha-ir.com

Source: ViCapsys Life Sciences